Exhibit 99.1

Validus Holdings, Ltd. 19 Par-la-Ville Road Hamilton, HM 11 Bermuda
Mailing Address: Suite 1790, 48 Par-la-Ville Road Hamilton, HM 11 Bermuda
Telephone: (441) 278-9000 Facsimile: (441) 278-9090 Website: www.validusre.bm

VALIDUS HOLDINGS, LTD.  PROVIDES INFORMATION ON
THE FINANCIAL IMPACT OF HURRICANES IKE AND GUSTAV

Hamilton, Bermuda – October 8, 2008 – Validus Holdings, Ltd. (“Validus”) (NYSE: VR) today announced that it expects Hurricanes Ike and Gustav will negatively effect the third quarter of 2008 by approximately $165 million and $20 million, respectively, as detailed in the chart below.

	By Segment			By Type
	Validus Re Segment	Talbot Segment	Total	Reinsurance	Offshore Energy	Insurance	Total	Estimated Industry Loss ($BN)
(Dollars in millions unless otherwise specified)
Gustav	$13	$7	$20	$11	$4	$5	$20	$3 - $4
Ike	139	26	165	113	40	12	165	$15 - $17
Total	152	33	185	124	44	17	185

Validus Chairman and CEO Ed Noonan commented: “Regarding Hurricane Ike, we believe that currently reported industry loss estimates in the $8 billion - $12 billion range significantly underestimate the likely insured cost of this storm.  Although Ike was a Category 2 storm on the Saffir-Simpson Hurricane Scale at landfall, we believe the large wind field and the storm’s high integrated kinetic energy, combined with wind damage through the Ohio Valley are not fully contemplated in current industry estimates. In addition, our view of the loss to the offshore energy markets caused by Hurricane Ike lead us to conclude that currently reported industry estimates for this segment are likely to increase.  Our estimates for Hurricane Ike are predicated on an industry loss of $15 billion - $17 billion, comprised of $13 billion - $15 billion onshore, and $2 billion - $3 billion from offshore energy.”

Validus’ loss estimates are net of reinstatement premiums, reinsurance and other recoveries.  The loss estimates are based on Validus’ evaluation of impacted contracts and information provided by customers and intermediaries.  Validus’ actual losses from these events may vary materially from these estimates due to inherent uncertainties resulting from this preliminary information.

About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”).  Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance.  Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.

Contacts:

Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000

or

Media:
Drew Brown/Jonathan Doorley
Sard Verbinnen & Co
+1-212-687-8080

Roddy Watt/Tony Friend
College Hill
+44 (0)20 7457 2020

Cautionary Note Regarding Forward-Looking Statements

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, additionally, you should not place undue reliance on any such statements.  This release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) our limited operating history; 6) our ability to successfully implement our business strategy during “soft” as well as “hard” markets; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, interest rates and foreign currency exchange rates); 14) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors.  Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.  We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.